Exhibit 15.2

July 18, 2025

To:	Boqii Holding Limited Building 9, No. 388, Shengrong Road Pudong New District Shanghai 201210 People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information—Contractual Arrangements with the VIEs and Their Respective Shareholders,” “Item 3. Key Information—Permits and Permission Required from the PRC Authorities for Our Operations” and “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure and Contractual Arrangements” in the annual report on Form 20-F for the fiscal year ended March 31, 2025 of Boqii Holding Limited (the “Annual Report”), which will be filed with the United States Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report, and further consent to the incorporation by reference into the Registration Statement on the Registration Statements on Form S-8 (No. 333-256675), Form S-8 (No. 333-265313) and Form F-3 (No. 333-267919) of Boqii Holding Limited of the summary of our opinion under the heading “Item 3. Key Information—Contractual Arrangements with the VIEs and Their Respective Shareholders,” “Item 3. Key Information—Permits and Permission Required from the PRC Authorities for Our Operations” and “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure and Contractual Arrangements” in the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Lifeng Partners

Lifeng Partners